NEWS FROM	Exhibit 99

Media Contact	October 5, 2007

Andy Brimmer, 205-410-2777

HEALTHSOUTH CORPORATION APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

Birmingham, Ala. -- HealthSouth Corporation (NYSE:HLS) today announced the appointment of John W. Chidsey to its board of directors, effective October 2, 2007. Mr. Chidsey currently serves as chief executive officer and a director of Burger King Holdings, Inc.

“John brings a strong financial background to the board with extensive experience in financial operations, capital markets, and corporate management in a diverse set of industries,” said Jon F. Hanson, HealthSouth chairman of the board. “We are very pleased to have him join us as a new independent director, and we look forward to his help as HealthSouth continues to develop its platform for future growth and success.”

Prior to joining Burger King in 2004, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions at Cendant Corporation, including its $5.7 billion vehicle service division, which included Avis Rent-A-Car and Budget Rent-A-Car systems, and its $4.1 billion financial services division. Previously, he served as the chief financial officer of Pepsi-Cola Eastern Europe and of PepsiCo World Trading Co., Inc. Mr. Chidsey also serves on the Board of Doctors Hospital in Coral Gables, Fla. and the Board of Trustees for Davidson College in Davidson, N.C.

“I have been impressed with the turnaround at HealthSouth on both management and governance levels,” Mr. Chidsey said. “I look forward to contributing to the success of the company’s future in an industry which is an area of interest to me.”

Mr. Chidsey, a certified public accountant, received a master’s degree in business administration from Emory Business School and a Juris Doctor degree from Emory Law School.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; HealthSouth’s ability to successfully remediate its internal control weakness; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2006 and related Current Report on Form 8-K filed on March 30, 2007.

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